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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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 ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

October 17, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of stockholders of Ethan Allen Interiors Inc. This meeting will be held at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 2:00 P.M., local time, on Tuesday, November 11, 2008.

        You will find information about the meeting in the enclosed Notice and Proxy Statement.

        Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to vote by returning the enclosed proxy card, by registering your vote using the Internet or by telephone. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

M. Farooq Kathwari
 Chairman of the Board,
President and Principal Executive Officer

 ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        The Annual Meeting of stockholders of Ethan Allen Interiors Inc. will be held at the Ethan Allen International Corporate Headquarters on Tuesday, November 11, 2008 at 2:00 P.M., local time, for the purpose of considering and acting upon the following:

  1.
  The election of directors;

  2.
  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year; and

  3.
  Such other business as may properly come before the meeting.

        The Board of Directors has fixed September 17, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. We are mailing this notice and the accompanying proxy statement on or about October 17, 2008. We are also enclosing a copy of our fiscal year 2008 annual report. Whether you plan to attend the meeting in person or not, stockholders are requested to mark, sign, date and return the enclosed proxy card. An envelope is provided requiring no postage for mailing in the United States. You may also vote by telephone or on the Internet (for information and instructions, please see the enclosed proxy card). Your prompt response is appreciated.

By Order of the Board of Directors, Pamela A. Banks Secretary

October 17, 2008
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on November 11, 2008—the proxy statement along with the annual report is available at http://materials.proxyvote.com/297602

 ETHAN ALLEN INTERIORS INC.
Ethan Allen Drive
Danbury, Connecticut 06811

Questions and Answers

Q:
What is a proxy?

A:
A proxy is a document, also referred to as a "proxy card," on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. Ethan Allen Interiors Inc.'s board of directors is soliciting the proxy card enclosed.

Q:
What are the purposes of this annual meeting?

A:
At the Annual Meeting, stockholders will elect two directors, each for a three-year term expiring in 2011. The board's nominees are: M. Farooq Kathwari and John P. Birkelund (See page 4). Stockholders will also vote on ratifying our appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it as they see fit.

Q:
Who is entitled to vote?

A:
Only record holders of our common shares of stock at the close of business on the record date for the meeting, September 17, 2008, are entitled to vote at the annual meeting. Each common share has one vote.

Q:
How do I vote?

A:
Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement; and FOR ratification of our appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009. Your shares also will be voted on any other business that comes before the meeting.

Q:
Can I vote by telephone or on the Internet?

A:
Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions set forth in the attached proxy card. If your shares are held through a broker, bank, or other nominee, they will contact you to request your voting instructions and should provide you with information on voting those shares by telephone or on the Internet.

Q:
Can I change my vote after I have voted?

A:
A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary, at the address set forth at the top of this page, and request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:
What does it mean if I get more than one proxy card?

A:
It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet to ensure that all your shares are voted.

Q:
Why did our household receive only one proxy statement and annual report this year?

A:
If there are two or more stockholders sharing the same address and you did not withhold your consent to "householding," we are only sending your household a single copy of our annual report and proxy statement unless we have received contrary instructions from one or more of the stockholders at your address. We believe this householding program will provide you greater convenience and save us the cost of mailing duplicate documents to your home. We will promptly provide additional copies of our fiscal year 2008 annual report or this proxy statement to the other stockholders in your household if you send a written request to: Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811, or you may call us at 203-743-8496 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our website at www.ethanallen.com/investors or through the SEC's website at www.sec.gov.

  You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will then begin receiving individual copies of our disclosure documents. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact Broadridge Financial Solutions, Inc. to request delivery of a single copy of these materials in the future.

 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Ethan Allen Interiors Inc., a Delaware corporation (the "Company"), of proxies for use at the 2008 Annual Meeting of stockholders (the "Annual Meeting") of the Company to be held on Tuesday, November 11, 2008 at the Ethan Allen International Corporate Headquarters, Ethan Allen Drive, Danbury, Connecticut 06811 at 2:00 P.M., local time, or any adjournment thereof. The Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about October 17, 2008.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

        The Board of Directors has fixed the close of business on September 17, 2008 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 28,709,009 shares of common stock, par value $.01 per share (the "Common Stock"). The holders of Common Stock as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

Proxies

        Kristin Gamble and Frank G. Wisner, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each properly executed and returned proxy card will be voted in accordance with the directions indicated thereon, or if no directions are indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their vote as to all nominees or withhold their vote as to a specific nominee(s). Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of a later vote by (i) telephone; (ii) Internet; or (iii) receipt by the Secretary of the Company of either: (a) an instrument revoking the proxy; or (b) a duly executed proxy card bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

        The holders of at least one-third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the stockholders present, in person or by proxy, and entitled to vote thereon is required (i) to elect directors; and (ii) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

        The election inspectors appointed for the meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, as to certain shares, those shares will not be considered as present and entitled to vote with respect to that matter.

 PROPOSAL 1

ELECTION OF DIRECTORS

        The Board of Directors is presently composed of eight members. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with one class of directors elected each year for a three-year term. The term of the directors in class I, which is composed of three directors, expires as of the Annual Meeting. On July 22, 2008, Horace McDonell, who is currently a Class I director, announced his retirement from the Board of Directors as of the end of his term. Mr. McDonell has served on the Board of Directors since 1991. We thank him for his commitment and for his guidance and direction over the years.

        The Nominations/Corporate Governance Committee has determined that the skill and experience of the remaining members is sufficient at the present time to carry out the work of the Board. As a result, only two persons, Mr. Kathwari and Mr. Birkelund, have been nominated for election as Class I directors at the Annual Meeting (although the Class was previously composed of three directors). Since only two nominees are named, the accompanying proxies cannot be voted for the election of more than two persons at the Annual Meeting.

        M. Farooq Kathwari and John P. Birkelund are nominated for election at the Annual Meeting, each to serve as a director for a three-year term. If for any reason Mr. Kathwari or Mr. Birkelund becomes unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee(s). It is not anticipated that Mr. Kathwari or Mr. Birkelund will be unavailable for election.

        The following sets forth information as to Mr. Kathwari and Mr. Birkelund and each director continuing in office, including his or her age, present principal occupation, other business experience, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company.

Nominees for Election at this Annual Meeting to a Term Expiring in 2011

        M. Farooq Kathwari, 64, is the Chairman, President and Principal Executive Officer of Ethan Allen Interiors Inc. He has been President of the Company since 1985 and Chairman and Principal Executive Officer since 1988. He received his B.A. degree from Kashmir University in English Literature and Political Science and an M.B.A. in International Marketing from New York University. Mr. Kathwari serves on several not-for-profit organizations, including: Chairman of Refugees International, Director of National Retail Federation, Director of International Rescue Committee, and a Director of the Institute for the Study of Diplomacy at Georgetown University. He has received several recognitions, including the 2007 "Outstanding American by Choice" award from the United States Government, 2005 Eleanor Roosevelt Val-Kill Medal, "National Human Relations Awards" by the American Jewish Committee, Worth Magazine Recognition as one of 50 Best CEO's in USA, the National Retail Federation Gold Medal, recipient of the International First Freedom Award from the Council for America's First Freedom, and Ernst & Young's Entrepreneur of the Year Award.

        John Birkelund, 78, was elected as a director of the Company on November 13, 2007. Mr. Birkelund co-founded Saratoga Partners in 1984 and serves as its Managing Director as well as a member of the Saratoga Partners Investment Committee. He joined Dillon Read & Co., Inc. in 1981. Mr. Birkelund served successfully as President, Chief Executive and Chairman from 1981 to 1997 when the firm was sold to Swiss Bank. Prior to joining Dillon Read, Mr. Birkelund co-founded New Court Securities in 1967 (now Rothschild, Inc.) and served as its Chairman and Chief Executive Officer and as a non-executive director of N.M. Rothschild & Sons. Mr. Birkelund is a past director of the New York Stock Exchange and the Securities Industry Association and, in recent years, served on the corporate boards of N.M. Rothschild & Co., Barings Brothers, C.R. Bard, Copperweld Corporation, Darden Restaurants, NacRe

Corporation, Lenox, Inc., and the advisory boards of the European Bank for Reconstruction & Development and ORIX USA Corporation. He is a member of the Nominations/Corporate Governance Committee.

Directors Whose Present Terms Will Continue Until 2009

        Richard A. Sandberg, 66, was elected as a director of the Company on November 17, 2003. He is Chairman of the Board and Chief Financial Officer of Oxford Immunotec, Ltd., a privately owned developer and manufacturer of T-cell diagnostic test products. Prior to his current position, Mr. Sandberg was Chief Financial Officer of Matritech, Inc., a publicly traded manufacturer of cancer diagnostic products, from 2002 to 2007 and held financial and operating positions at Dianon Systems, Inc., a company he founded in 1983, including Chief Executive Officer and Chief Financial Officer, and at private healthcare companies engaged in DNA testing and pharmaceutical development. From January 2004 to July 2007 he also served as Chief Financial Officer of Battery Asset Management, LLC, a firm engaged in foreign currency transactions. Since 2005 Mr. Sandberg has been a member of the Board of Directors of North American Scientific, Inc., a publicly traded radiation-based technology company focused on the diagnosis and treatment of cancer. He is a member of the Audit Committee.

        Frank G. Wisner, 70, was elected as a director of the Company on July 23, 2001. He is Vice Chairman, External Affairs, of American International Group ("AIG"), a United States-based mixed financial services and international insurance organization. Mr. Wisner is also on the board of directors of EOG Resources, Inc. Prior to joining AIG, he was the United States Ambassador to India from July 1994 through July 1997. He retired from the United States Government with the rank of Career Ambassador, the highest grade in the Foreign Service. Mr. Wisner joined the State Department as a Foreign Service Officer in 1961 and served in a variety of overseas and Washington positions during his 36-year career. Among his other positions, Mr. Wisner served successively as United States Ambassador to Zambia, Egypt and the Philippines. Before being named United States Ambassador to India, his most recent assignment was as Under Secretary of Defense for Policy. Prior to that, he was Under Secretary of State for International Security Affairs. He is Chairman of the Nominations/Corporate Governance Committee.

Directors Whose Present Terms Will Continue Until 2010

        Clinton A. Clark, 66, was elected as a director of the Company on June 30, 1989. He is the President and sole stockholder of CAC Investments, Inc. ("CAC") a private investment company he founded in January 1986. Mr. Clark was Chairman, President and Chief Executive Officer of Long John Silver's Restaurants, Inc. from 1990 through September 1993 and prior thereto was President and Chief Executive Officer of The Children's Place, a retail children's apparel chain he founded in 1968. Mr. Clark is also an investor and director of several private companies. He is Chairman of the Compensation Committee and has assumed the role of Chairman of the Audit Committee with the retirement of Mr. McDonell.

        Kristin Gamble, 63, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984. Prior to that, she held various management positions with Manufacturers Hanover (1977 – 1981), Foley, Warendorf & Co., a brokerage firm (1976 – 1977), Rothschild, Inc. (1971 – 1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968 – 1971). Since May 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Compensation Committee, the Nominations/Corporate Governance Committee, and the Audit Committee.

        Edward H. Meyer, 81, was elected as a director of the Company on May 30, 1991. He is Chairman of the Board and Chief Executive Officer of Ocean Road Advisors, Inc. ("Ocean Road") an investment management company he founded in 2006. He was the former Chairman of the Board, and Chief

Executive Officer of Grey Global Group Inc. ("Grey Global"). Mr. Meyer joined Grey Global in 1956 and in 1964 was appointed Executive Vice President for Account Services. He was thereafter elected President in 1968 and Chief Executive Officer and Chairman in 1970. Mr. Meyer is a director of a number of outside business and financial organizations, including Harman International Industries, Inc., National Cinemedia, NRDC Acquisition Corp., and AllConnect, Inc. He is a member of the Compensation Committee.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

 CORPORATE GOVERNANCE

        The Board of Directors has determined that each of the following directors or director nominees comprising the seven non-management directors meet the criteria for "independent" directors as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the "NYSE Listed Company Manual"): John P. Birkelund, Clinton A. Clark, Kristin Gamble, Horace G. McDonell, Edward H. Meyer, Richard A. Sandberg and Frank G. Wisner.

Stockholder Communication with Directors

        Stockholders or interested parties may communicate with the full board, full committee, individual committee members or individual directors by sending communications to the Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811 for forwarding to the appropriate director(s). Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the full board, full committee, individual director or committee member, as indicated in the correspondence.

Certain Transactions

        The Company is party to indemnification agreements with each of the members of the Board of Directors pursuant to which the Company has agreed to indemnify and hold harmless each member of the Board of Directors from liabilities incurred as a result of such director's status as a director of the Company, subject to certain limitations.

Certain Relationships and Related Party Transactions

        The Company recognizes that transactions between Ethan Allen and related persons present a potential for actual or perceived conflicts of interest. The Company's general policies with respect to such transactions are included in its Code of Business Conduct (the "Code"), the administration of which is overseen by the Nominations/Corporate Governance Committee. The Company defines "related party" transaction as any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a "related person" has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families.

        The Company collects information about potential related party transactions in its annual questionnaires completed by directors and officers as well as throughout the year at its quarterly Disclosure Control Committee Meeting; comprised of key management of significant business units, departments or divisions. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Nominations/Corporate Governance Committee. The Nominations/Corporate Governance Committee reviews and considers all relevant information available to it about each related party transaction and presents the facts to the members of the Board of Directors not associated with the potential related party transaction. A related party transaction is approved or ratified only if such members of the Board of Directors determine that it is not inconsistent with, the best interests of the Company and its shareholders. The Company did not have any of these transactions during fiscal year 2008.

Compensation Committee Interlocks and Insider Participation

        No executive officer of the Company, or any of its subsidiaries, served as a director of or on the Compensation Committee (or equivalent) of another entity except as otherwise disclosed herein.

Charters, Code and Guidelines

        The Company's Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of its Audit Committee, Compensation Committee and Nominations/Corporate Governance Committee are available on the Company's website at www.ethanallen.com/governance. Any waiver of the Company's Code of Business Conduct and Ethics for directors or executive officers may only be made by the Nominations/Corporate Governance Committee, and any waivers or amendments will be disclosed promptly by a posting on our website. Stockholders may request a copy of any of these documents by writing to: Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, CT 06811, Attn: Office of the Secretary.

Meetings and Committees of the Board of Directors

        During fiscal year 2008, there were four (4) regularly scheduled meetings of the Board of Directors, one (1) special meeting of the Board of Directors, and the annual meeting of stockholders. Non-employee directors ordinarily meet in executive session without management present immediately after regularly scheduled board meetings. These sessions are chaired by a non-employee director, which chair is rotated annually. Edward H. Meyer currently chairs the independent director meetings. All directors are expected to attend all board meetings, independent director meetings, stockholder meetings and committee meetings, as appropriate. The Board of Directors realizes that conflicts may arise from time to time but expects that each director will make every effort to keep such conflicts to a minimum. All directors who then held office attended the November 13, 2007 annual meeting of stockholders. In fiscal year 2008, except as otherwise set forth hereinafter, there was 96% attendance at all board meetings and committee meetings.

        The Board of Directors has established three standing committees: the Audit Committee; the Compensation Committee; and the Nominations/Corporate Governance Committee. Committee memberships of each nominee and continuing or current director are set forth below:

Audit Committee:

Clinton A. Clark (Chairman—as of August 22, 2008)
Horace G. McDonell (Chairman—November 13, 2007 – August 22, 2008)
Richard A. Sandberg
Kristin Gamble (as of July 22, 2008)

Nominations/Corporate Governance Committee:

Frank G. Wisner (Chairman)
Kristin Gamble
John B. Birkelund

Compensation Committee:

Clinton A. Clark (Chairman)
Kristin Gamble
Edward H. Meyer

AUDIT COMMITTEE

        The Audit Committee is principally responsible for ensuring the accuracy and effectiveness of the annual audit of the financial statements as conducted by the Company's internal auditors and independent registered public accounting firm. The duties of the Committee include, but are not limited to: (i) appointing and supervising the Company's independent registered public accounting firm; (ii) assessing the organization and scope of the Company's internal audit function; (iii) reviewing the scope of audits to be conducted, as well as the results thereof; (iv) approving audit and non-audit services provided to the Company by the independent registered public accounting firm; and (v) overseeing the Company's financial reporting activities, including the Company's system of internal control and the accounting standards and principles applied.

        In accordance with SEC regulations, the Audit Committee has approved an Audit Committee Charter, describing the responsibilities of the Audit Committee, a copy of which can be found on the Company's website at www.ethanallen.com/governance. Each member of the Audit Committee is "independent," as defined in Sections 303A.02 and 303A.07(b) of the NYSE Listed Company Manual and is an "audit committee financial expert" as defined under Item 407 (d) (5)(ii) of Regulation S-K of the Securities Exchange Act of 1934.

 Report of the Audit Committee of the Board of Directors

        The Audit Committee oversees the Company's financial reporting process, including the Company's system of internal control, on behalf of the Board of Directors. However, management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed, with management, the audited financial statements contained within the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in those financial statements. In addition, in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"), the Audit Committee reviewed with management and KPMG LLP, the Company's independent registered public accounting firm ("KPMG"), the effectiveness of the Company's internal control over financial reporting as of June 30, 2008.

        The Audit Committee reviewed with KPMG, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment(s) as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also reviewed such other matters as are required to be discussed under auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 61. In addition, the Audit Committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 and has discussed with KPMG the auditors' independence from management and the Company.

        The Audit Committee discussed with the Company's internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company's system of internal control and the overall quality of the Company's financial reporting practices. The Audit Committee held eight (8) meetings during fiscal year 2008, which included, but were not limited to, the review of the quarterly Form 10-Q filings and annual Form 10-K filing.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2008 for filing with the SEC.

CLINTON A. CLARK, CHAIRMAN HORACE MCDONELL RICHARD A. SANDBERG KRISTIN GAMBLE

 NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE

        The duties of the Nominations/Corporate Governance Committee include, but are not limited to, the duty to: (i) develop qualification criteria for board members and nominate or recommend to the Board of Directors individuals to serve on the Board of Directors; (ii) review and monitor the Company's corporate governance policies and guidelines, including the Company's trading policy for its directors and executive officers; and (iii) make an annual assessment of the Board's performance and report to the Board of Directors. The Nominations/Corporate Governance Committee follows the procedure concerning nominations or consideration of director candidates recommended by stockholders set forth in the Company's Amended and Restated By-Laws ("By-Laws"). The By-Laws of the Company permit stockholders, as of the Record Date, to nominate director candidates at the annual meeting, subject to certain notification requirements. (See "Stockholder Proposals and Nomination of Directors" under Other Matters, beginning on page 29 herein, for information on how to submit a proposal or nominate a director.) The Nominations/Corporate Governance Committee believes that as a result of the provisions in the By-Laws, any separate policy relating to stockholder proposals or nominations by the Nominations/Corporate Governance Committee would be duplicative. Each member of the Nominations/Corporate Governance Committee is "independent" as defined in Section 303A.02 of the NYSE Listed Company Manual. The Nominations/Corporate Governance Committee held three (3) meetings during fiscal year 2008.

        The Nominations/Corporate Governance Committee seeks candidates who demonstrate a willingness and ability to prepare for, attend and participate in all board and committee meetings and whose experience and skill would complement the then existing mix of directors. The Nominations/Corporate Governance Committee gathers suggestions as to individuals who may be available to meet the Board of Directors' future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which a member of the Nominations/Corporate Governance Committee or the Board of Directors has had business dealings, and undertakes a preliminary review of the individuals suggested. At such times as the Nominations/Corporate Governance Committee determines that a relatively near term need exists and the Nominations/Corporate Governance Committee believes that an individual's qualities and skills would complement the then existing mix of directors, the Nominations/Corporate Governance Committee or its Chairman will contact the individual. The Chairman will, after such contact, discuss the individual with the Nominations/Corporate Governance Committee. Based on the Nominations/Corporate Governance Committee's evaluation of potential nominees and the Company's needs, the Nominations/Corporate Governance Committee determines whether to nominate the individual for election as a director. While the Nominations/Corporate Governance Committee has not, in the past, engaged any third party firm or consultant to identify or evaluate nominees, the Nominations/Corporate Governance Committee, in accordance with its charter, may do so in the future. There are no differences in the manner in which the Nominations/Corporate Governance Committee evaluates nominees for director recommended by a stockholder.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, owners of over 10% of our Common Stock, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and furnish us with a copy of each report filed. Based solely on our review of copies of the reports by some of those persons and written representations from others that no reports were required, we believe that during fiscal year 2008 all Section 16(a) filing requirements were complied with in a timely fashion, except as follows: (i) the initial filing on Form 3 and one filing on Form 4 for John P. Birkelund, independent director, were made late, and (ii) the initial filing on Form 3 and one filing on Form 4 for David R. Callen, Vice President, Finance & Treasurer, were made late. The foregoing filings were made late due to technical issues in obtaining required filing codes from the SEC for Messrs. Birkelund and Callen. One filing on Form 4 for Henry C. Kapteina, Director of Internal Audit, was made late.

Security Ownership of Common Stock of Certain Owners and Management

        The following table sets forth, as of September 17, 2008, except as otherwise noted, information with respect to beneficial ownership of the Common Stock in respect of: (i) each director and Named Executive Officer (as defined herein) of the Company; (ii) all directors and Executive Officers of the Company as a group; and (iii) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and/or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person or entity that beneficially owned (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Common Stock Percentage Ownership(1)
Directors and Executive Officers:
M. Farooq Kathwari(2)	4,068,625	13.58%
Edward H. Meyer(3)	82,440	*
Horace G. McDonell(4)	57,244	*
Kristin Gamble(5)	32,500	*
Clinton A. Clark(6)	26,698	*
Frank G. Wisner(7)	19,100	*
John P. Birkelund(8)	12,500	*
Corey Whitely(9)	12,047	*
Richard A. Sandberg(10)	11,500	*
Nora Murphy(11)	8,625	*
Lynda W. Stout(12)	1,350	*
David R. Callen(13)	1,000	*
All executive officers and directors as a group(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	4,333,629	14.40%
Other Principal Stockholders:
Royce & Associates, LLC(14)	3,777,595	13.16%
FMR Corp.(15)	3,260,697	11.36%
Artisan Partners LP(16)	2,638,300	9.19%
AMVESCAP PLC(17)	2,611,043	9.09%
State Street Bank and Trust Company(18)	2,077,499	7.24%
NFJ Investment Group L.P.(19)	1,804,100	6.28%
Van Den Berg Management(20)	1,567,515	5.46%

*
Indicates beneficial ownership of less than 1% of shares of Common Stock.

(1)
Information presented herein reflects beneficial share ownership and includes stock-based compensation awards and outstanding options granted under the 1992 Stock Option Plan ("Option Plan") (the "Stock Options") which, as of September 17, 2008, are currently exercisable or will become exercisable within sixty (60) days.

(2)
Includes (a) 2,104,046 shares owned directly by Mr. Kathwari, (b) 653,550 shares owned indirectly by Mr. Kathwari, (c) 55,000 shares of restricted Common Stock, (d) options to purchase 1,250,050 shares of Common Stock, and (e) 5,979 shares held indirectly by Mr. Kathwari in the Ethan Allen Retirement Savings Plan. The address of Mr. Kathwari is Ethan Allen Drive, Danbury, CT 06811.

(3)
Includes (a) 3,080 shares owned directly by Mr. Meyer, (b) 58,360 shares held indirectly by Mr. Meyer, and (c) options to purchase 21,000 shares of Common Stock. The address of Mr. Meyer is Ethan Allen Drive, Danbury, CT 06811.

(4)
Includes (a) 35,244 shares owned directly by Mr. McDonell, (b) 1,000 shares of restricted Common Stock, and (c) options to purchase 21,000 shares of Common Stock. The address of Mr. McDonell is Ethan Allen Drive, Danbury, CT 06811.

(5)
Includes (a) 10,000 shares owned directly by Ms. Gamble, and (b) options to purchase 22,500 shares of Common Stock. The address of Ms. Gamble is Ethan Allen Drive, Danbury, CT 06811.

(6)
Includes (a) 13,198 shares owned directly by Mr. Clark, and (b) options to purchase 13,500 shares of Common Stock. The address of Mr. Clark is Ethan Allen Drive, Danbury, CT 06811.

(7)
Includes (a) 100 shares owned directly by Mr. Wisner, (b) 2,000 shares of restricted Common Stock, and (c) options to purchase 17,000 shares of Common Stock. The address of Mr. Wisner is Ethan Allen Drive, Danbury, CT 06811.

(8)
Includes (a) 10,000 shares owned directly by Mr. Birkelund, (b) 1,000 shares of restricted Common Stock, and (c) options to purchase 1,500 shares of Common Stock. The address of Mr. Birkelund is Ethan Allen Drive, Danbury, CT 06811.

(9)
Includes (a) 622 shares of Common Stock held indirectly by Mr. Whitely in the Ethan Allen Retirement Savings Plan, and (b) options to purchase 11,425 shares of Common Stock. The address of Mr. Whitely is Ethan Allen Drive, Danbury, CT 06811.

(10)
Includes (a) 500 shares owned directly by Mr. Sandberg, (b) 2,000 shares of restricted Common Stock, and (c) options to purchase 9,000 shares of Common Stock. The address of Mr. Sandberg is Ethan Allen Drive, Danbury, CT 06811.

(11)
Represents options to purchase 8,625 shares of Common Stock held by Ms. Murphy. The address of Ms. Murphy is Ethan Allen Drive, Danbury, CT 06811.

(12)
Represents options to purchase 1,350 shares of Common Stock by Ms. Stout. The address of Ms. Stout is Ethan Allen Drive, Danbury, CT 06811.

(13)
Represents 1,000 shares of Common Stock owned directly by Mr. Callen. The address of Mr. Callen is Ethan Allen Drive, Danbury, CT 06811.

(14)
Royce & Associates, LLC ("Royce"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, beneficially owned 3,777,595 shares of Common Stock as per their Schedule 13G filing with the SEC on January 28, 2008. The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(15)
FMR LLC ("FMR"), a parent holding company of certain institutional investment managers registered under the Exchange Act and certain other entities, beneficially owned 3,260,697 shares of Common Stock as per their Schedule 13G filing with the SEC on February 14, 2008. FMR's filing indicates that it held sole voting power with respect to 278,500 of such shares and sole investment power with respect to all of such shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(16)
In a joint filing made with the SEC on Schedule 13G on February 13, 2008, Artisan Partners LP ("Artisan"), Artisan Investment Corporation ("AIC"), ZFIC Inc. ("ZFIC"), Andrew A. Ziegler and Carlene Ziegler, disclosed that they shared voting power with respect to 2,357,700 of such shares and shared investment power with respect to 2,638,300 of such shares. According to the filing, Artisan is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, AIC is the general partner of Artisan, ZFIC is the sole stockholder of AIC and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. According to the filing the address of all of the foregoing is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(17)
AMVESCAP PLC ("AMVESCAP"), a U.K. entity and an investment advisor registered under Section 203 of the Investment Advisors Act, and a holding company, beneficially owned 2,611,043 shares of Common Stock per their Schedule 13G filing with the SEC on February 13, 2006. The address of AMVESCAP is 30 Finsbury Square, London EC2A 1AG England.

(18)
State Street Bank and Trust Company ("State Street"), a bank as defined in Section 3(A)(6) of the Exchange Act, beneficially owned 2,077,499 shares of Common Stock as per their Schedule 13G filing with the SEC on May 5, 2008. The address of State Street is One Lincoln Street, Boston, MA 02111.

(19)
NFJ Investment Group L.P. ("NFJ"), an investment advisor registered under Section 203 of the Investment Advisors Act, beneficially owned 1,804,100 shares of Common Stock as per their Schedule 13G filing with the SEC on April 16, 2008. NFJ's filing indicates that it held sole voting power with respect to 1,781,000 of such shares and sole investment power with respect to all of such shares. The address of NFJ is 2100 Ross Avenue, Suite 700, Dallas, TX 75201.

(20)
Van Den Berg Management ("VDBM"), an institutional investment manager registered under the Exchange Act, beneficially owned 1,567,515 shares of Common Stock as per their Schedule 13G filing with the SEC on January 15, 2008. VDBM's filing indicates that it held sole voting and investment power with respect to 12,175 of such shares and shared voting and investment power with respect to 1,555,340 of such shares. The address of Van Den Berg Management is 805 Las Cimas Parkway, Suite 430, Austin, TX 78746.

 COMPENSATION COMMITTEE

Compensation Discussion and Analysis

        The purpose of this Compensation Discussion and Analysis is to provide material information about the Company's compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives.

Compensation Philosophy and Objectives

        The Company's executive compensation philosophy is focused on attracting, retaining and motivating a qualified management team and aligning their interests with the long-term interests of stockholders. This is accomplished by creating compensation packages which are competitive within the industries in which the Company operates, fair and equitable among the executives and which provide incentives for the long-term success and performance of the Company. Compensation is allocated among base salary, annual discretionary cash incentive compensation and long-term equity incentives. Incentive compensation is discretionary and designed to reward achievement within areas under the control of the relevant employee, although Company-wide performance is also a significant factor. The Principal Executive Officer exercises discretion in assessing an executive's, other than his own, personal performance and the extent, if any, of incentive compensation. We consider the cost to the Company when we make decisions on and consider compensation packages. As the level of responsibility increases, the portion of an executive's compensation tied to the Company's and the executive's personal performance will be proportionately greater. Finally, we endeavor to ensure that the Company's compensation program is perceived as fundamentally fair to all stakeholders.

        The duties of the Compensation Committee include, but are not limited to: (i) reviewing and making determinations with regard to the employment arrangements and compensation for the Principal Executive Officer, President and Principal Financial Officer or Treasurer; and (ii) considering and either accepting, modifying or rejecting the Principal Executive Officer's recommendations as to incentive compensation for other executives. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2008. The Compensation Committee, in accordance with its charter, may engage any third party firm or consultant in fulfilling its responsibilities. The Compensation Committee held four (4) meetings during fiscal year 2008.

General Policies Regarding Compensation of Named Executive Officers

        The Compensation Committee's goal is to establish compensation levels and administer executive compensation plans which serve to: (1) attract and retain high quality managerial and executive talent; (2) reward executives for superior performance; and (3) structure appropriate incentives for executives to produce sustained superior performance in the future. Generally, in assessing the compensation arrangements for Named Executive Officers, other than the Principal Executive Officer, the Compensation Committee solicits recommendations from the Principal Executive Officer relating to discretionary annual cash incentive compensation and long-term equity incentives such as stock option grants, which it considers, and either accepts, modifies or rejects.

Overview of Process and Compensation Components

        The compensation for our executives, including our President and Principal Executive Officer, is comprised of three primary elements: base salary, annual cash incentive compensation and long-term equity incentives. We also provide or have provided perquisites, a retirement savings plan and, for select executives, employment and post-employment agreements. The Company does not maintain a stock ownership policy.

        During fiscal year 2008, the Compensation Committee maintained an incentive bonus program (See "Incentive Bonus" under Executive Compensation on page 19) with terms consistent with recommendations made by the President and Principal Executive Officer.

        The President and Principal Executive Officer makes recommendations to the Compensation Committee with respect to selected other executives. The other executives are not present at the time of deliberations, although the President and Principal Executive Officer is present. The Compensation Committee may accept or adjust such recommendations. In fiscal year 2008 the Principal Executive Officer presented his recommendations as to incentive compensation for other executives, including base salary, discretionary annual cash, and long term equity incentives. The Principal Executive Officer along with the Compensation Committee will conduct, as needed, an informal review of market data, with the assistance of the Company's Human Resource Department which periodically performs benchmarking studies. After the review and discussions with the Principal Executive Officer, the Compensation Committee accepted the Principal Executive Officer's recommendations for fiscal year 2008.

        The Compensation Committee reviews, annually, the performance and compensation of the President and Principal Executive Officer. The Company had entered into an employment agreement with Mr. Kathwari, effective July 1, 2002, which provided for a term of five years with two one-year extensions unless either party elected to terminate at the end of the initial term or the first extension. The original five-year term of this agreement expired on June 30, 2007 and the first one-year extension had commenced on July 1, 2007. In view of Mr. Kathwari's substantial contributions to the success of the Company, the Compensation Committee believed it would be appropriate and in the best interests of the Company to seek to negotiate a new employment agreement with Mr. Kathwari to assure the continued availability of his services to the Company.

        When developing an employment agreement for the President and Principal Executive Officer we engage the services of an independent third party consultant to assist in gathering relevant market information which we analyze and consider in developing the compensation package to be included in the employment agreement. We also receive input from legal counsel, as appropriate.

        To assist in developing the terms of the new employment agreement for Mr. Kathwari, the Compensation Committee engaged Sibson Consulting. Members of the Compensation Committee met with representatives of the consultant over a period of nine months. Key considerations for the Compensation Committee in developing the compensation package to be included in the new employment agreement were (i) identification of a peer group, which included both known competitors of the Company and companies adhering to similar retail models, (ii) ensuring that the overall level of compensation was competitive and appropriate with the market, (iii) ensuring that a substantial portion of the total compensation package was tied to long-term incentives, and (iv) creation of parameters that provide for increased compensation based upon performance of the Company. The companies that Sibson Consulting reviewed included, but were not limited to Bombay Company, Inc., Haverty Furniture Companies, Inc., Pier I Imports, Inc., Restoration Hardware, Inc. and Williams Sonoma. Sibson Consulting analyzed data contained in proxy filings of the peer group. In addition, they analyzed published compensation data for a broader group of retail and similarly sized companies.

        The Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in his new employment agreement. As a result, a large part of Mr. Kathwari's potential compensation under the new employment agreement is in the form of stock options, restricted stock awards, and a bonus based upon the Company's operating income.

        Effective October 10, 2007, the Compensation Committee approved and the independent members of the Company's Board of Directors ratified, subject to approval by stockholders of the incentive components thereof (which approval was obtained at the 2007 Annual Meeting of stockholders held on November 13, 2007), the terms of a new employment agreement with Mr. Kathwari ("Employment Agreement"). The Compensation Committee believes that the compensation package for Mr. Kathwari included in the Employment Agreement is appropriate in light of Mr. Kathwari's substantial contributions to the Company's success, including his extensive experience in the home furnishings industry, his knowledge and background with respect to both manufacturing and retailing and, in particular, his responsibility for implementation of the strategic plan for the Company and the Ethan Allen brand. For a detailed description of the terms of the Employment Agreement, which governed Mr. Kathwari's compensation for the 2008 fiscal year, see "Executive Compensation—Employment Agreement," beginning on page 23.

        Whether a stock option grant will be made to a Named Executive Officer, and if so in what amount, is based upon: (i) the subjective evaluation, by the President and Principal Executive Officer of the Named Executive Officer's potential contribution to the Company's future success; (ii) the level of incentive already provided by the number and term of the Named Executive Officer's existing stock option holdings; and (iii) the market price of the Common Stock. Annually we allocate to the President and Principal Executive Officer a block of options to be granted throughout the fiscal year to recruit executives and reward employees including the Named Executive Officers other than himself. In fiscal year 2008, we allocated 75,000 options to the President and Principal Executive Officer. The President and Principal Executive Officer granted 19,600 of such options in fiscal year 2008. Options are granted to directly align the interest of employees, including the Named Executive Officers, to the appreciation on the Common Stock. Options typically vest twenty-five (25%) percent per year beginning one year after the grant date, with full vesting over a four (4) year period. The term of such options is ten (10) years, after which the options expire, unless the employee separates earlier from the Company, at which point the options expire 90 days after such separation. The exercise price is established as of the date of grant.

        In determining the size of individual option grants, stock unit awards and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is, in turn, a function of: (i) the level of stockholders' dilution; (ii) the number of shares previously authorized by stockholders and remaining available; and (iii) the number of individuals to whom the Company wishes to grant stock options, stock unit awards and/or restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the options or awards. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants, stock unit awards and restricted stock awards. The timing of option grants is neither date nor event specific. However, the Company has historically granted options in the last quarter of each fiscal year. Grants of stock options to the Company's executives under the Option Plan provide an incentive to executives and managerial staff to achieve the Company's long-term performance objectives.

        Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with Named Executive Officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Conclusion

        The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans and practices described above, a significant portion of the Company's executive compensation is based on competitive pay practices, as well as corporate and individual performance. The Compensation Committee believes equity compensation, in the form of stock options, restricted stock, and stock units is vital to the long-term success of the Company. The Compensation Committee remains committed to this policy, recognizing that the competitive market for talented executives and the cyclical nature of the Company's business may result in highly variable compensation for a particular time period.

 Report of the Compensation Committee of the Board of Directors

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based upon the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

CLINTON A. CLARK, CHAIRMAN KRISTIN GAMBLE EDWARD H. MEYER

Executive Compensation

        Set forth below is a description of the business experience of each Named Executive Officer, other than Mr. Kathwari, whose experience is set forth above under Proposal 1, Election of Directors, of the Company:

        David R. Callen, 41, has served as Vice President, Finance and Treasurer since joining the Company in 2007. Mr. Callen serves as both the Principal Financial Officer and Principal Accounting Officer, responsible for all aspects of accounting and finance of the Company. From 2003 through 2007, Mr. Callen occupied the roles of Vice President of Global Finance for Photronics, Inc., an industry leader in reticles and photomasks for semiconductor applications, in Brookfield, Connecticut after serving as the Corporate Controller of Johnson Outdoors, Inc., a global outdoor recreation products company, in Racine, Wisconsin. Mr. Callen holds a B.A. in Accounting from Michigan State University and is a licensed Certified Public Accountant in the state of Connecticut.

        Corey Whitely, 48, has served as Executive Vice President, Operations since October 2007 and Executive Vice President of our subsidiary, Ethan Allen Operations, Inc., since 2005. He is responsible for overseeing the Company's manufacturing, logistics processes and information systems. Mr. Whitely served as Vice President Operations from 2003 until October 2007. He joined the Company in 1988 in the retail division and has held positions of increasing responsibilities including the areas of information technology, logistics and manufacturing. Mr. Whitely also serves on the Board of Directors of the Connecticut Retail Merchants Association, a statewide group representing retailers in Connecticut, and is a member of the National Retail Federation's CIO Council which is the industry's committee of IT leaders.

        Nora Murphy, 48, has served as Executive Vice President, Style and Advertising since October 2007. Previously she had served as Vice President, Style from October 2001 to October 2007. Ms. Murphy is responsible for directing and coordinating the style, presentation, and design of the Company's products, design centers, and branding. Ms. Murphy began working for Ethan Allen as a consultant in 1992. For twenty years she was the principal of the design firm Balogh Murphy Renderings, which specialized in residential interior design and architectural and interior renderings. Ms. Murphy has designed furniture for Polo Ralph Lauren, where she held the title of product design manager. Ms. Murphy studied interior design at the Fashion Institute of Technology, in New York City.

        Lynda W. Stout, 44 has served as Vice President, Retail Division since October 2007. Mrs. Stout is responsible for the oversight of the Company's retail division and its employees. She joined Ethan Allen Retail Inc. in 2002 and has since held positions of increasing responsibility in the Company's retail division. Mrs. Stout has over 22 years experience in the areas of Interior Design, management, and sales. She is a graduate of West Virginia University where she studied Business and Interior Design.

Summary Compensation Table

        The following table sets forth, as to the Principal Executive Officer, Principal Financial Officer and the three next most highly compensated officers (the "Named Executive Officers"), information concerning all compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(1)	Option awards ($)(2)	All other compensation ($)(3)		Total ($)
M. Farooq Kathwari,	2008	$1,127,500	—	$214,650	$532,636	$165,084	(4)	$2,039,870
Chairman of the Board, President and Principal Executive Officer	2007	$1,100,000	$168,000	—	—	$161,749		$1,429,749
David R. Callen,	2008	$147,115	$30,000	—	—	—		$177,115
Principal Financial Officer(5)
Corey Whitely,	2008	$281,538	$70,000	—	$17,574	$1,300		$370,412
Executive Vice President, Operations	2007	$225,000	$90,000	—	$18,157	$1,300		$334,457
Nora Murphy,	2008	$278,365	$65,000	—	$21,682	$1,300		$366,347
Executive Vice President, Style	2007	$195,000	$85,000	—	$23,315	$1,300		$304,615
Lynda W. Stout,	2008	$192,692	$55,000	—	$5,771	$1,300		$254,763
Vice President, Retail Division
Jeffrey Hoyt,	2008	$72,363	—	—	$13,600	—		$85,963
Former Principal Financial Officer(6)	2007	$175,000	$55,000	—	$15,700	$1,300		$247,000

(1)
The restricted award includes $123,000 for awards with payouts dependent on the future performance of the Company's stock price. The actual value of the payout that Mr. Kathwari will receive will not be known until June 30, 2010.

(2)
The actual values of options that employees may realize, if any, cannot be known until the options are exercised, if at all, and may vary significantly.

(3)
Includes contributions by the Company of $1,300 each pursuant to the Ethan Allen Retirement Savings Plan for each of fiscal years 2008 and 2007.

(4)
The following is a detailed table outlining the components of Mr. Kathwari's other compensation for fiscal 2008. Amounts reflected below represent actual amounts charged to the Company's operations during the fiscal year ended June 30, 2008. In addition, there were other incremental costs incurred by the Company for: (i) a Company car ($82,557); (ii) a club membership ($8,118); and (iii) a Company plane ($197,033) all of which were used solely for business purposes. It is Mr. Kathwari's practice to reimburse the Company for any incremental costs relating to his personal use of the Company plane and club membership. See also Executive Perquisites/Other Personal Benefits on page 22.

Life insurance premiums	$19,676
Company car	$1,500
Retirement contract (change in value)	$12,085
Restricted Stock book account (change in value)	$22,163
Cash dividends on Stock Units	$108,360
401(k)—Company match	$1,300

Total	$165,084

(5)
Mr. Callen joined the Company on October 29, 2007 and assumed his current positions on November 5, 2007. The compensation figures for Mr. Callen for 2008 relate to the period from October 29, 2007 through June 30, 2008.

(6)
Mr. Hoyt's employment terminated on November 5, 2007. The compensation figures for Mr. Hoyt for 2008 relate to the period from July 1, 2007 through November 5, 2007.

Incentive Bonus

        Each Named Executive Officer, along with other executives and key employees, is eligible for an annual Incentive Bonus. Incentive bonuses are intended: (i) to reward key employees based upon both the Company's performance and the individual's performance; (ii) to motivate key employees; and (iii) to provide competitive cash compensation opportunities.

        For fiscal year 2008, the Company's Compensation Committee maintained an incentive bonus program (the "Bonus Program") for managerial employees of the Company. The amount made available for fiscal year 2008 is based upon actual bonus payments to managerial employees, other than Mr. Kathwari, for fiscal year 2007, as adjusted for actual operating performance of the Company in fiscal year 2008 and changes in headcount. The Bonus Program had two components: (i) an aggregate of $ 1,331,200 in cash to be distributed to managerial employees, other than Mr. Kathwari, in amounts recommended by Mr. Kathwari; and (ii) as to Mr. Kathwari, an amount determined in accordance with his Employment Agreement. In light of the Company's performance for fiscal year 2008 and in accordance with the bonus formula in the Employment Agreements. Mr. Kathwari was entitled to a bonus of $16,000 but declined to receive it. The Compensation Committee approved the amounts recommended for managerial employees and in light of Mr. Kathwari's decision to decline any bonus award for fiscal year 2008 did not pay a bonus to Mr. Kathwari.

Equity Incentives

Stock Units and Restricted Stock

        We grant stock units and restricted stock in limited circumstances to provide competitive pay packages. These grants are designed primarily to retain qualified executives since the employee cannot sell shares during the restriction period, which is of variable duration, including up until the date of separation from the Company. These grants are used to align the Named Executive Officer with long-term stockholder value.

        The accounting cost of restricted stock and stock unit awards, for which the exercise price is zero, is calculated based on the closing price of a single share of Common Stock on the date of the award for awards with no performance or market conditions. For awards with market conditions, the closing price as of June 30, 2008 was used to determine fair value.

Non-qualified stock options

        Stock options granted with exercise prices equal to 100% of the underlying Common Stock market value, based on the closing price of a single share of Common Stock on the date of grant, are currently the Company's primary long term compensation vehicle for executives and managerial staff. The Compensation Committee believes that stock options align the interests of management with those of the Company's stockholders, providing appropriate incentive to motivate management, thereby increasing stockholder return.

        The Company has issued options to purchase shares of Common Stock pursuant to the Option Plan. See Note 11 to "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K for the year ended June 30, 2008. The Company has registered the issuance of the shares of Common Stock which will be issuable upon exercise of such options.

        The accounting cost of stock option grants is determined on the date of grant and recognized over the applicable vesting period. We estimate, as of the date of grant, the fair value of stock options awarded using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e. expected volatility) and option exercise activity (i.e. expected life). Expected volatility is based on the historical volatility of our Common Stock and other contributing factors. The expected life of options granted, which represents the period of time that the options are expected to be outstanding, is based, primarily, on historical data.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards
					All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
							Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold(1) (#)	Target(2) (#)	Maximum(2) (#)
M. Farooq Kathwari	10/10/2007	—	—	—	150,000	$34.03	$1,953,000
M. Farooq Kathwari	11/13/2007	8,000	20,000	20,000	—	—	$492,000
M. Farooq Kathwari	11/13/2007	—	—	—	15,000	—	$458,250
Nora Murphy	6/20/2008	—	—	—	2,000	$25.71	$11,720
Corey Whitely	6/20/2008	—	—	—	2,000	$25.71	$11,720
David R. Callen	6/20/2008	—	—	—	1,200	$25.71	$7,032
Lynda W. Stout	6/20/2008	—	—	—	1,500	$25.71	$8,790

(1)
Threshold is the point at which the smallest payout would be attained.

(2)
Based on the interim comparison of Ethan Allen's stockholder return as compared to the Standard & Poor's 500 return as of June 30, 2008 these shares were 100% vested at this interim period. The actual payout, if any, will be determined at June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number Exercisable	Number Unexerciseable	Option Price	Expiration	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
M. Farooq Kathwari	50	—	$25.00	3/31/2010	32,000	$787,200
	600,000	—	$31.02	8/1/2012	—	—
	400,000	—	$35.53	8/1/2013	—	—
	200,000	—	$37.15	8/2/2014	—	—
	50,000	100,000	$34.03	10/10/2017	—	—
David R. Callen	—	1,200	$25.71	6/20/2018	—	—
Corey Whitely	1,500	—	$30.75	10/1/2009	—	—
	50	—	$25.00	3/31/2010	—	—
	4,000	—	$38.79	4/18/2012	—	—
	1,500	—	$29.55	4/14/2013	—	—
	1,500	—	$41.35	3/25/2014	—	—
	1,875	625	$31.15	5/27/2015	—	—
	500	500	$36.56	6/27/2016	—	—
	500	1,500	$36.71	6/24/2017
	—	2,000	$25.71	6/20/2018	—	—
Nora Murphy	2,625	—	$38.79	4/18/2012	—	—
	500	—	$29.55	4/14/2013	—	—
	2,500	—	$41.35	3/25/2014	—	—
	1,875	625	$31.15	5/27/2015	—	—
	500	500	$36.56	6/27/2016	—	—
	625	1,875	$36.71	6/4/2017	—	—
	—	2,000	$25.71	6/20/2018
Lynda W. Stout	400	—	$41.35	3/25/2014	—	—
	525	175	$31.15	5/27/2015	—	—
	250	250	$36.56	6/27/2016	—	—
	175	525	$36.71	6/4/2017	—	—
	—	1,500	$25.71	6/20/2018	—	—

Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of shares acquired on exercise (#)		Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
M. Farooq Kathwari	750,000	(1)	$5,469,975	3,000	$73,800
David R. Callen	—		—	—	—
Corey Whitely	—		—	—	—
Nora Murphy	—		—	—	—
Lynda W. Stout	—		—	—	—

(1)
Upon exercise, Mr. Kathwari tendered 661,688 shares in payment of the exercise cost and related tax withholding liability resulting in 88,312 net new shares being issued.

Equity Compensation Plan Information

        The following table sets forth certain information regarding our equity compensation plans as of June 30, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	1,929,457	$30.46	1,323,029
Equity compensation plans not approved by security holders(2)	—	—	—

Total	1,929,457	$30.46	1,323,029

(1)
Amount includes stock options outstanding under our Option Plan as well as unvested shares of restricted stock and vested Stock Units which have been provided for under the provisions of the Option Plan. See Note 11 to our Consolidated Financial Statements included under Item 8 of the Annual Report on Form 10-K for the year ended June 30, 2008.

(2)
As of June 30, 2008, we do not maintain any equity compensation plans which have not been approved by our shareholders.

Executive Perquisites/Other Personal Benefits

        Benefits offered to Named Executive Officers are similar to those offered to all employees. In addition, the Company provides nominal perquisites and believes that its perquisites are reasonable and consistent with the overall executive compensation program. In 2008, with the exception of Mr. Kathwari, the Named Executive Officers did not receive any perquisites. Mr. Kathwari received (1) access to and use of a Company car (including driver, gas, registration, title, insurance and maintenance); (2) reimbursement of life insurance premiums up to $50,000; (3) a retirement contract; (4) 401(k) Company match; (5) interest on a restricted stock book account established pursuant to his Employment Agreement; and (6) dividend equivalent payments on Stock Units awarded pursuant to his prior employment agreement. Mr. Kathwari's use of the airplane, and club membership are as a convenience to the Company and are for business purposes. (See footnote 4—Summary Compensation Table on page 18.)

        The Named Executive Officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level. Our current program is a 401(k) plan with company-provided match. In addition, Mr. Kathwari is entitled to benefits under a retirement payment contract. Pursuant to the terms of the retirement payment contract and provided Mr. Kathwari remained employed up until the age of fifty (50), the Company is required to make monthly retirement payments computed as follows: $15,000 multiplied by the number of years Mr. Kathwari remains employed by the Company after attaining the age of fifty (50) (not to exceed ten (10) years) which sum shall be divided by 120. Payment of such resultant sum shall commence on the date Mr. Kathwari attains the age of sixty-five and shall be paid until the earlier to occur of a) 120 monthly payments or b) the death of Mr. Kathwari. Such retirement payment is subject to cost of living adjustments. In the event Mr. Kathwari shall die before receiving all retirement payments Mr. Kathwari's widow shall be entitled to reduced retirement payments equal to one-half of the retirement payment amount until the earlier to occur of a) her death or b) the cumulative payment of 120 monthly payments to Mr. Kathwari and his widow.

The Ethan Allen Retirement Savings Plan

        The Company established the Ethan Allen Profit Sharing and 401(k) Retirement Plan, now known as the Ethan Allen Retirement Savings Plan, effective July 1, 1994 (the "Retirement Plan"), as a result of the merger of the Company's and/or its subsidiaries' profit sharing and 401(k) plans. The Retirement Plan covers all employees who have completed at least three months of service.

        The 401(k) portion of the Retirement Plan allows participants to defer up to 100% of their compensation, subject to certain statutory limitations. The Company may, at its discretion, fully match the first $500 of a participant's before tax contribution and one-half of the next $1,600 of a participant's before tax contribution, up to a maximum of $1,300 each year. Except as otherwise noted in the Summary Compensation Table on page 18, the Company made matching contributions to the Retirement Plan of $1,300 for fiscal year 2008 for each of the Named Executive Officers. Participant contributions and employer matching contributions are immediately and fully vested.

        Under the Profit Sharing portion of the Retirement Plan, contributions can be made only by the Company and are at the sole discretion of the Company. Contributions are allocated among all Retirement Plan participants in the same ratio as a participant's covered remuneration bears to that of all Retirement Plan participants. The Company made no profit sharing contributions during fiscal year 2008.

        The Retirement Plan is the primary vehicle for providing retirement income to Company employees. The Retirement Plan is administered by Ethan Allen Global, Inc. with J.P. Morgan as Investment Manager and Record Keeper. Investment options currently offered under the Retirement Plan include two collective trusts, nine mutual funds, three strategic allocation funds, employer common stock, and a self-directed brokerage fund. Participants direct the investment of their amounts under the Retirement Plan and may choose from some or all of the investment options designated by the Retirement Committee from time to time.

Employment Agreement

        As of October 10, 2007, the Company's Compensation Committee approved and the independent members of the Company's Board of Directors ratified, subject to approval by stockholders of the incentive components thereof (which approval was obtained at the 2007 Annual Meeting of stockholders held on November 13, 2007), the terms of the Employment Agreement between the Company and Mr. Kathwari. Pursuant to the Employment Agreement, the Company has agreed to continue to employ Mr. Kathwari and Mr. Kathwari has agreed to remain as Chairman, President and Principal Executive Officer of the Company and Ethan Allen Global, Inc., for a period of approximately five years commencing October 10, 2007, with two automatic one-year extensions commencing on each of July 1, 2012, and July 1, 2013 (each, an "Anniversary Date"), unless notice is given by either Mr. Kathwari or the Company not later than 9 months prior to an Anniversary Date.

        Pursuant to the terms of the Employment Agreement, Mr. Kathwari will receive a base salary of $1,127,500 per year, subject to an annual increase. The annual increase is based on the Company's Operating Income as divided by reported sales ("Operating Margin").

Annual Percentage Increase to Base Salary	Annual Operating Margin
0%	Less than 10%
2%	≥ 10% but < 11%
4%	≥ 11% but < 13%
5%	≥ 13%

        Mr. Kathwari will be entitled to an annual incentive bonus based upon the Company's Operating Income. Mr. Kathwari's incentive bonus for a given fiscal year will be based upon the amount by which the

Company's Operating Income for the fiscal year exceeds the applicable threshold amount specified below; except that the incentive bonus for 2008 shall be based upon the Company's Operating Income from October 1, 2007 through June 30, 2008 (each a "Threshold").

Fiscal Year	Threshold
2008	$75 Million
2009	$105 Million
2010	$110 Million
2011	$115 Million
2012	$120 Million
2013	$125 Million
2014	$130 Million

        Mr. Kathwari will receive a bonus equal to (i) 1.25% of the first $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, (ii) 2.25% of the second $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, (iii) 2.75% of the third $20 million (or portion thereof) by which the Operating Income exceeds the applicable Threshold, and (iv) 3.25% of any amount greater than $60 million by which the Operating Income exceeds the applicable Threshold.

        The Compensation Committee shall make adjustments to the Threshold to reflect certain unusual, non-recurring events, including acquisitions and divestitures.

        Pursuant to the Employment Agreement, Mr. Kathwari shall be granted the following options under the Option Plan: (i) as of October 10, 2007, ten-year stock options to purchase 150,000 shares of Common Stock, at an exercise price of $34.03 per share (the price of a share of Common Stock on the New York Stock Exchange as of the close of business on the date of grant), which vest at a rate of 50,000 on each June 30th, up to and including June 30, 2010; (ii) as of July 1, 2008, ten-year stock options to purchase 90,000 shares of Common Stock, at an exercise price equal to the price of a share of Common Stock on the New York Stock Exchange as of the close of business on July 1, 2008, which vest at a rate of 45,000 each year following the date of grant, up to and including June 30, 2010; and (iii) as of July 1, 2009, ten-year stock options to purchase 60,000 shares of Common Stock, at an exercise price equal to the price of a share of Common Stock on the New York Stock Exchange as of close of business on July 1, 2009 which vest on June 30, 2010. All options are granted pursuant to the Option Plan.

        Pursuant to the Employment Agreement, Mr. Kathwari received on the date stockholders approved the incentive components of the Employment Agreement (November 13 2007), 20,000 shares of restricted stock; received 20,000 shares of restricted stock on July 1, 2008; and will receive an additional 20,000 shares of restricted stock on July 1, 2009. The initial grant of 20,000 shares of restricted stock will vest on June 30, 2010 upon the attainment of certain performance targets, as set forth below. Thereafter, the July 1, 2008 grant of 20,000 shares of restricted stock will vest on June 30, 2011 and the July 1, 2009 grant of 20,000 shares of restricted stock will vest on June 30, 2012. All of these restricted stock awards vest in accordance with a tiered vesting schedule based on the Company's total return to its stockholders as compared to the total return of the Standard & Poor's 500. Any shares which do not vest will be forfeited. As of each dividend record date for the Common Stock occurring on or after the date of any grant of shares of restricted stock, but prior to the date such shares become vested or are forfeited, an account established by the Company for the benefit of Mr. Kathwari shall be credited with the amount of dividends which would otherwise have been paid with respect to such shares. Amounts credited to the account will be credited with interest at the rate of 5% per year until distribution. Mr. Kathwari will be fully vested in all amounts credited to the account, regardless of the subsequent vesting or forfeiture of the shares. The balance credited to Mr. Kathwari's account will be distributed to him in cash as soon as practicable after the termination of his employment. All shares of restricted stock will become fully vested upon the occurrence of a change in control of the Company or in the event that Mr. Kathwari's employment is terminated by the Company without "cause" or by Mr. Kathwari "for good reason."

        Pursuant to the Employment Agreement, on November 11, 2007, Mr. Kathwari received an additional 15,000 shares of restricted stock. These shares of restricted stock vest at a rate of 3,000 shares per year over the initial five year term of the Employment Agreement.

        In the event Mr. Kathwari's employment with the Company is terminated by reason of death or disability, under the Employment Agreement, he (or his estate) will receive his base salary plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari's employment is terminated by the Company without "cause" or by Mr. Kathwari "for good reason", he will receive his base salary through the end of the term of the Employment Agreement and a payment equal to the lesser of $1 million or the bonus payments for two years calculated by reference to the highest bonus previously paid to him, and he will be entitled to settlement of the stock options, which are exercisable within three years after termination. If Mr. Kathwari's employment is terminated by the Company for "cause" or voluntarily by Mr. Kathwari, he will receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari will be reimbursed for certain excise and other taxes he is required to pay in respect of such payments.

        Under Mr. Kathwari's prior employment agreement, the Company established a book account for Mr. Kathwari, which has been credited with 126,000 Stock Units (the "Stock Units"). Following the termination of Mr. Kathwari's employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. During the period in which Stock Units are credited to the account, Mr. Kathwari received and will receive dividend-equivalent payments, in cash, equal to the dividends which would otherwise have been paid on the shares of Common Stock represented by the Stock Units.

Change in Control

        We maintain a change in control provision with our President and Principal Executive Officer as set forth in the Employment Agreement to ensure continuity of our leadership in the event of a change in ownership of the Company. Under the Employment Agreement, the Company pays him in accordance with the terms of the Employment Agreement including base salary, the aggregate of his two largest bonuses not to exceed $2 million in the aggregate, deferred compensation, reimbursement of expenses and other compensation or benefits owed in accordance with applicable plans, programs or agreements if there is a change in control and his employment is subsequently terminated.

Potential Payments upon Termination or Change in Control

        The amount of compensation which would have been payable to Mr. Kathwari upon termination of employment or a change in control, assuming a June 30, 2008 triggering event, is listed in the following table.

	For Cause/ Voluntary Termination/ Retirement	Without Cause /Good Reason Termination/ Change in Control	Death or Disability
Salary continuation(1)	—	$4,510,000	—
Bonus(2)	—	$2,000,000	—
Accrued vacation pay(3)	$86,731	$86,731	$86,731
Life & disability payments(4)	—	$200,000	—
Stock Options(5)	—	—	—
Stock Units(6)	$3,099,600	$3,099,600	$3,099,600
Restricted Stock Awards(7)	—	$295,200	$295,200
Performance Based Restricted Stock Awards(8)	—	$1,476,000	$492,000
Accrued interest & dividends—book account(9)	$150,810	$150,810	$150,810

(1)
If terminated other than for cause, Mr. Kathwari is entitled to salary continuation through June 30, 2012. The amount disclosed is the total undiscounted amount of future payments.

(2)
If terminated other than without cause, Mr. Kathwari would receive a prorated bonus entitlement from the beginning of the fiscal year through the termination date. Since Mr. Kathwari received no bonus payment for fiscal 2008, there would have been no prorated amount. If terminated without cause, Mr. Kathwari would have received a bonus equal to the lesser of his two (2) largest bonuses or $2.0 million dollars.

(3)
Accrued vacation pay would be payable under the same terms as all other salaried employees of the Company. At June 30, 2008, Mr. Kathwari was entitled to four weeks vacation.

(4)
If terminated without cause, the Company would continue to pay life and disability insurance payments through June 30, 2012. The amount disclosed is the total undiscounted amount of future payments.

(5)
At June 30, 2008, Mr. Kathwari held options to purchase an aggregate of 1,350,050 shares of Common Stock at exercise prices ranging from $25.00 to $37.15, of which 1,250,050 were then exercisable. If Mr. Kathwari's employment had been terminated by the Company without cause, by him for good reason (as defined in his Employment Agreement), or for disability on June 30, 2008, the options to purchase the additional shares would have become immediately exercisable. However, since the closing market price of our Common Stock on June 30, 2008 was $24.60 per share, the net proceeds to Mr. Kathwari from an exercise of all of such options would have been zero. An additional 90,000 options would also be granted on 7/1/08 and 60,000 options granted on 7/1/09, at the then current closing market price and would vest immediately on the grant dates, if terminated without cause or for good reason.

(6)
In connection with Mr. Kathwari's 1997 employment agreement he was awarded 126,000 stock units which will, upon termination for any reason, including death or disability, be converted to common stock. The closing market price at June 30, 2008 was used to value the shares.

(7)
If terminated without cause or due to death or disability, 12,000 unvested restricted shares would vest immediately. The closing market price at June 30, 2008 was used to value the shares.

(8)
At June 30, 2008, Mr. Kathwari held 20,000 performance based restricted shares none of which had vested and, pursuant to his Employment Agreement, was entitled to receive future grants of performance based restricted stock covering an aggregate of an additional 40,000 shares of Common Stock. If Mr. Kathwari's employment had terminated for death or disability on June 30, 2008, the restrictions on the 20,000 shares of performance based restricted stock previously granted would have lapsed immediately. If Mr. Kathwari's employment had been terminated by the Company without cause or by him for good reason on June 30, 2008, the restrictions on the 20,000 shares of performance based restricted stock previously granted would have lapsed immediately and Mr. Kathwari would have been entitled to receive the additional 40,000 shares free from any restrictions. The closing market price at June 30, 2008 was used to value the shares.

(9)
If terminated for any reason, including death or disability, the value of deemed dividends on restricted share awards held in a book account along with accrued interest at 5% per annum would be paid by the Company.

(10)
Mr. Kathwari is also entitled to payments pursuant to a retirement contract, which is described under the section Executive Perquisites/Other Personal Benefits, on page 22 of this proxy.

Director Compensation

        For fiscal year 2008, all independent directors received $20,000 per annum and $3,500 per meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone). The Chairmen of the Compensation and Nominations/Corporate Governance Committees received an additional $8,000 per annum. The Chairman of the Audit Committee received an additional $10,000 per annum. Each independent director received $2,000 for each committee meeting of the Board of Directors attended in person ($1,000 per meeting attended by telephone) held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors are eligible for awards of options, restricted stock, stock appreciation rights under the Option Plan or $25,000 cash. Employee directors do not receive additional compensation for serving on the Board of Directors.

Name	Fees earned or paid in cash ($)	Option awards ($)	Restricted Stock	Total ($)
John P. Birkelund	$28,875	$8,240	—	$37,115
Clinton Clark	$62,250	$16,056	—	$78,306
Kristin Gamble	$49,250	$24,296	—	$73,546
Horace G. McDonell	$63,250	$16,056	$10,183	$89,489
Edward H. Meyer	$44,750	$16,056	—	$60,806
Richard A. Sandberg	$53,250	$16,056	$10,183	$79,489
Frank G. Wisner	$57,250	$16,056	$10,183	$83,489

Tax Policy

        Section 162(m) of the Internal Revenue Code (the "Code") limits deductibility of annual compensation in excess of $1 million paid to the Company's Principal Executive Officer and to each of its next three most highly compensated Named Executive Officers (other than the Principal Financial Officer). However, compensation is exempt from this limit if it qualifies as "performance-based compensation." In 2007, the Company submitted an amendment to the Option Plan to stockholders, to allow awards thereunder to qualify under the "performance-based compensation" requirements. The Company submitted the incentive performance bonus provisions of the Employment Agreement to its stockholders who agreed to have the annual incentive bonuses and the performance-vesting restricted stock granted under the Employment Agreement comply with the "performance-based compensation" requirements under Section 162(m) of the Code.

 PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee selects and hires our independent registered public accounting firm and has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2009. KPMG was the independent registered public accounting firm for the Company for the fiscal year ended June 30, 2008. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. We are asking you to ratify the appointment of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws, the Board of Directors is submitting the appointment of KPMG to you for ratification as a matter of good corporate practice. If the Audit Committee's appointment is not ratified, it will reconsider the appointment, if appropriate. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.

AUDIT FEES

        The following table represents a summary of professional fees paid to KPMG for services rendered in connection with: (i) the audit for the Company's annual financial statements for the fiscal years ended June 30, 2008 and 2007; and (ii) other matters.

	2008	2007
Audit fees(1)	$1,260,000	$1,500,000
Audit-related fees(2)	113,270	28,000
Tax fees(3)	36,000	8,000
All other fees	2,500	—

Total fees	$1,411,770	$1,536,000

  (1)
  In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees that the Company paid to KPMG for the audit of the Company's annual financial statements included in the Form 10-K and review of the Company's interim financial statements included in the Forms 10-Q; for the attestation of management's report on the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of SOX; and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

  (2)
  "Audit-related fees" are fees for services related to the performance of the annual audit of the Retirement Plan and services related to the adoption of FIN 48.

  (3)
  Tax fees consist of fees incurred in connection with tax compliance, tax advice and tax planning services.

Audit and Non-Audit Engagement Pre-Approval Policy

        To help assure the independence of the Company's independent registered public accounting firm, the Audit Committee has established a policy whereby all audit and non-audit engagements proposed to be performed by the independent registered public accounting firm must be approved in advance by the Chairman of the Audit Committee or, in his discretion, the entire Audit Committee. For fiscal year 2008, less than 1% of the Audit-Related Fees, Tax Fees and All Other Fees disclosed above were approved pursuant to the de minimis exception set forth in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

        There were no fees incurred related to financial information technology design and implementation. The Audit Committee has determined that the provision of tax and other services by the independent registered public accounting firm is compatible with maintaining their independence.

        THE AUDIT COMMITTEE RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

 OTHER MATTERS

Proxy Solicitation Expense

        The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $6,000 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on at the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

Stockholder Proposals and Nomination of Directors

        Nominations of persons for election to the Board of Directors along with stockholder proposals may be made at any annual meeting of stockholders by any stockholder of the Company: (i) who is a stockholder of record on the date of the giving of the notice and on the Record Date; and (ii) who complies with the notice procedures.

        For the nomination or proposal to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

        To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting; provided, however, that in the event that less than seventy days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Nomination

        To be in proper written form, a stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder; (ii) the class or series and number of shares of Common Stock of the Company which are owned beneficially or of record by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their name) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings or solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Proposal

        To be in proper written form, a stockholder's notice to the Secretary must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 2009 annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class or series and number of shares of Common Stock of the Company which are beneficially owned by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the 2009 annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the 2009 annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 2009 annual meeting of stockholders will not be considered.

        The Company currently intends to hold its 2009 annual meeting of stockholders on or about November 10, 2009. In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, to be included in the Company's proxy statement to be issued in connection with the 2009 annual meeting of stockholders, such proposal must be received by the Company no later than June 19, 2009. Any proposal(s) or nomination(s) to be submitted that do not comply with Rule 14a-8 promulgated under the Exchange Act may be omitted. Any stockholder proposal or nomination for the 2009 annual meeting of stockholders submitted outside the submission date will be deemed untimely for purposes of Rule 14a-4(c)(i). Proxies for that meeting may confer discretionary authority to vote on untimely proposals without express direction from the stockholders giving the proxies.

Availability of Annual Report

        We will send you a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 without charge if you send a written request to Office of the Secretary, Ethan Allen Interiors Inc., Ethan Allen Drive, Danbury, Connecticut 06811. You can also obtain copies of our Form 10-K and any other reports we file with the SEC through the SEC's website at www.sec.gov or on our website at www.ethanallen.com/investors.

Other Business

        The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company's Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws or the General Corporation Law of the State of Delaware.

By Order of the Board of Directors, Pamela A. Banks Secretary

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
October 17, 2008

        Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

ETHAN ALLEN INTERIORS INC. ETHAN ALLEN DRIVE P.O. BOX 1966 DANBURY, CT 06811

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by Ethan Allen Interiors Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ethan Allen Interiors Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ETHAL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETHAN ALLEN INTERIORS INC.

BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” PROPOSALS 1 and 2.

Vote On Directors		For All	Withhold All	For All Except
1.	PROPOSAL TO ELECT DIRECTORS:
Nominees:

01)	M. FAROOQ KATHWARI	☐	☐	☐

02)	JOHN P. BIRKELUND

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal

		For	Against	Abstain
2.	PROPOSAL TO RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.	☐	☐	☐

Please sign exactly as your name or names appear(s) hereon. For joint accounts each owner should sign.  When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please indicate if you plan to attend this meeting.  Yes ☐  No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETHAN ALLEN INTERIORS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 11, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”) hereby appoints Kristin Gamble and Frank G. Wisner as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the annual meeting of stockholders to be held at the Ethan Allen Interiors Inc. International Corporate Headquarters at Ethan Allen Drive, Danbury, CT., 06811 on Tuesday, November 11, 2008, at 2:00 P.M., local time, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

ETHAN ALLEN INTERIORS INC. Ethan Allen Drive Danbury, Connecticut 06811
ETHAN ALLEN INTERIORS INC. Ethan Allen Drive Danbury, Connecticut 06811 NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
ETHAN ALLEN INTERIORS INC. Ethan Allen Drive Danbury, Connecticut 06811
Questions and Answers
PROXY STATEMENT
VOTING SECURITIES; PROXIES; REQUIRED VOTE
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE
Report of the Audit Committee of the Board of Directors
NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE
COMPENSATION COMMITTEE Compensation Discussion and Analysis
Report of the Compensation Committee of the Board of Directors
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES
OTHER MATTERS